EXHIBIT 10.19
Confidential Treatment Requested. Information for which confidential treatment has been requested is omitted and is noted with ***. An unredacted version of this document has been submitted separately to the Securities and Exchange Commission.
SECOND AMENDMENT TO THE
EXCLUSIVE DISTRIBUTION AGREEMENT
     This SECOND AMENDMENT TO THE EXCLUSIVE DISTRIBUTION AGREEMENT (this “2nd Amendment”), effective as of December 2, 2005 (the “2nd Amendment Date”), is entered into by and between BAXTER HEALTHCARE CORPORATION with its principal place of business at One Baxter Parkway, Deerfield, Illinois 60015-4633 (“Baxter”), and HALOZYME, INC. with its principal place of business at 11588 Sorrento Valley Road, Suite 17, San Diego, California 92121 (“Halozyme”).
     WHEREAS, the parties entered into that Exclusive Distribution Agreement dated as of August 13, 2004 (as amended on March 24, 2005, the “Distribution Agreement”).
     WHEREAS, the parties entered into that Development and Supply Agreement effective as of March 24, 2005 (the “Development Agreement”).
     WHEREAS, Baxter and Halozyme desire to have countries of the European market designated as an Additional Territory under the Distribution Agreement, as reflected in a letter agreement between Halozyme and Baxter dated June 7, 2005.
     WHEREAS, the parties now desire to amend the Distribution Agreement in certain respects on the terms and conditions set forth below.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties amend the Distribution Agreement and otherwise agree as follows:
     1. Additional Territory. Subject to the terms and conditions of the Distribution Agreement, the 1st Amendment and this 2nd Amendment, and effective as of the 2nd Amendment Date, all current Member States of the European Union (the “EU”), as well as all current Candidate States of the EU (i.e. Bulgaria, Croatia, Romania and Turkey), as well as all current Member States of the European Free Trade Association which are not members of the EU (i.e. Iceland, Liechtenstein, Norway and Switzerland), shall be included in the “Additional Territory” under the Distribution Agreement.
     2. Costs in the Additional Territory. The parties shall equally share any development, regulatory and associated costs and expenses reasonably necessary to obtain required regulatory and marketing approval(s) (“Approval(s)”) in the Additional Territory including without limitation all clinical safety and/or efficacy studies and any registration or filing fees, expenses and other costs associated with obtaining such Approval(s) (collectively the “Additional Territory Development Costs”). Each year during the term of the Distribution Agreement, Baxter shall be responsible for and pay the first *** ($*** USD) of all costs

***	Confidential material redacted and submitted separately with the Commission.

Confidential Treatment Requested
related to the promotion, marketing and sale of the Product in the Additional Territory (collectively, “Additional Territory Sales Costs”) incurred during such year, and the parties shall thereafter equally share any Additional Territory Sales Costs incurred during such year. Notwithstanding the foregoing, neither party shall be obligated to pay for any Additional Territory Development Costs or Additional Territory Sales Costs unless such party first consents in writing and provides such written consent following a Steering Committee meeting at which the nature and scope of any such Additional Territory Development Costs or Additional Territory Sales Costs shall be reasonably proposed and outlined (such Steering Committee being as described in the Development Agreement). After the parties have identified and discussed the relevant Additional Territory Development Costs during a Steering Committee meeting pursuant to Section 2.3 of the Development and Supply Agreement, Baxter shall have a period of sixty (60) days after the date of such meeting to give its written consent to pay for its share of such Additional Territory Development Costs. If Baxter does not give such written consent during such sixty (60) day period (i) the Additional Territory described in this 2nd Amendment shall be removed from the Territory, and (ii) the parties shall have no further rights or obligations to each other with respect to such Additional Territory. Following the written consent of the parties for such Additional Territory Development Costs, Halozyme shall apply commercially reasonable efforts to obtaining and maintaining required Approval(s) in the Additional Territory. For the avoidance of doubt, the Additional Territory described in this 2nd Amendment shall be subject to the diligence obligations set forth in Section 1.3 of the Distribution Agreement.
     3. Gross Profit for Additional Territory. Baxter shall pay to Halozyme in USD, with respect to each sale of the Product (including any Product added pursuant to Section 1.6 of the Distribution Agreement) in the Additional Territory, fifty percent (50%) of the Gross Profit for such Product, in accordance with the provisions of Section 2 of the Distribution Agreement.
     4. Section 1.2.1 of the Amended Distribution Agreement Deleted. Previously-inserted Section 1.2.1 of the Distribution Agreement (which was introduced as part of the First Amendment to the Distribution Agreement effective as of March 24, 2005, and which reflected preliminary considerations regarding the European market that have been superseded by this Second Amendment) is hereby deleted.
     5. Miscellaneous. All terms used, but not defined, herein shall have the respective meanings set forth in the Distribution Agreement. The Distribution Agreement shall be amended, in accordance with the provisions described herein, as of the 2nd Amendment Date. Except as otherwise expressly modified by this Amendment, the 1st Amendment and the Distribution Agreement shall remain in full force and effect in accordance with its terms. This 2nd Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Confidential Treatment Requested
     IN WITNESS WHEREOF, the parties have executed this 2nd Amendment effective as of the 2nd Amendment Date.

HALOZYME, INC.			BAXTER HEALTHCARE CORPORATION

By:	/s/ Jonathan Lim	By:	/s/ Daniel Tasse

Name:	Jonathan Lim	Name:	Daniel Tasse

Title:	President and CEO	Title:	Gen. Mgr. Global ACCO

3